SHARE ISSUANCE AGREEMENT

THIS SHARE ISSUANCE AGREEMENT (this “Agreement”) is entered into as of May 20, 2024 between Shimmick Corporation, a Delaware corporation (“Shimmick”) and AECOM, a Delaware corporation (“AECOM”), for the issuance by Shimmick to AECOM of 7,745,000 shares of common stock, par value $0.01 (the “Common Stock”), of Shimmick (such shares of Common Stock to be delivered hereunder, the “Shares”).

RECITALS

WHEREAS, AECOM and Berkshire Hathaway Specialty Insurance Company have entered into commitments to provide loans to Shimmick in the form of a $60 million revolving loan facility (which AECOM shall fund 50%) (the “Loans”) and an unconditional guaranty by AECOM of Shimmick’s existing $35 million ABL Facility.

WHEREAS, in connection with resolving certain litigation matters between AECOM and Shimmick, AECOM and Shimmick are also entering into a settlement and release agreement as to certain claims (the “Settlement and Release Agreement”).

WHEREAS, as consideration for the releases given by AECOM under the Settlement and Release Agreement, Shimmick agrees to issue to AECOM, and AECOM agrees to take delivery of, the Shares.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

ISSUANCE OF SHARES
Section 1.1
Issuance of Shares. Subject to the terms and conditions set forth in this Agreement and as consideration for the releases given by AECOM pursuant to the Settlement and Release Agreement, Shimmick hereby agrees to issue, and AECOM hereby agrees to take delivery from Shimmick of, 7,745,000 Shares (the “Transaction”), consisting of (i) 5,144,622 Shares (which amounts to 19.99% of the shares of Common Stock outstanding as of the date hereof immediately prior to the issuance of the Shares) to be issued on the Closing Date (as defined below) (such Shares, the “Initial Shares”) and (ii) 2,600,378 Shares to be issued promptly (and in no event more than two business days) following receipt of the Shareholder Approval (as defined below) (such Shares, the “Additional Shares” and the date such Additional Shares are issued to AECOM, the “Additional Shares Issuance Date”). Effective upon the Closing (as defined below), AECOM shall own all right, title and interest in and to the Initial Shares. Effective upon the Additional Shares Issuance Date (as defined below), AECOM shall own all right, title and interest in and to the Additional Shares.
Section 1.2
Closing. Subject to the terms and conditions set forth in this Agreement, the settlement of the Transaction shall take place on the date hereof or such other date as agreed to by the parties hereto (the “Closing,” and such date, the “Closing Date”). Shimmick agrees to promptly instruct its transfer agent to effectuate the issuance contemplated by Section 1.1 hereof such that

(i) the Initial Shares will be delivered to AECOM in book-entry form on the Closing Date and (ii) the Additional Shares will be delivered to AECOM in book-entry form on the Additional Shares Issuance Date.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHIMMICK

Shimmick hereby represents and warrants to AECOM as follows as of the date hereof and as of the Additional Share Issuance Date:

Section 2.1
Organization and Standing. Shimmick is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority (a) to own and operate its properties, (b) to execute and deliver this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder and (c) to issue and deliver the Shares. Shimmick is duly qualified to do business and is in good standing in all jurisdictions wherein such qualification is necessary, except where failure to qualify would not have (i) a material adverse effect on the business, properties, operations, condition (financial or otherwise), prospects or results of operations of Shimmick, taken as a whole, or (ii) otherwise render Shimmick unable to perform its obligations under this Agreement (clauses (i) and (ii) collectively, a “Material Adverse Effect”).
Section 2.2
Authorization. This Agreement has been duly and validly authorized by Shimmick, and when executed and delivered by Shimmick, will be a valid and binding obligation of Shimmick, enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally (“Enforceability Exceptions”).
Section 2.3
Shares. The Initial Shares have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued, fully paid, and non-assessable, and will be free and clear of lien, pledge, mortgage, security interest, charge, option or other restriction (other than those arising under applicable securities laws). Upon receipt of the Shareholder Approval, the Additional Shares will have been duly authorized, and when issued and delivered against payment therefore as provided herein, will be validly issued, fully paid and non-assessable, and will be free and clear of lien, pledge, mortgage, security interest, charge, option or other restriction (other than those arising under applicable securities laws). The issuance of the Shares is not subject to any preemptive or similar rights. As of May 17, 2024, there are 25,723,242 shares of Common Stock issued and outstanding.
Section 2.4
Non-Contravention. The execution and delivery by Shimmick of this Agreement does not and will not (i) result in any violation of any terms of its Organizational Documents (as defined herein); (ii) conflict with or result in a breach by Shimmick of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which Shimmick is a party or by which Shimmick or any of its properties or assets is bound or affected; or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court or arbitrator or regulatory or government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof (a

“Governmental Body”) having jurisdiction over Shimmick, except, in the case of (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 2.5
Consents. No consent, approval, authorization, registration, qualification or order of, or filing with, any Governmental Body or any court is required for the execution, delivery, performance and consummation by Shimmick of the transactions contemplated by this Agreement and the performance by Shimmick of the obligations hereunder except for (i) as have been obtained and which are in full force and effect, (ii) the Shareholder Approval (solely with respect to the Additional Shares) or (iii) such consents, approvals, authorizations, registrations or qualifications which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.6
Legal Proceedings. There is no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Shimmick is pending or, to the knowledge of Shimmick, threatened that would reasonably be expected to have a Material Adverse Effect.
Section 2.7
No Default. Shimmick is not in (i) violation of its Organizational Documents, (ii) violation of any statute, law, rule or regulation, or any judgment, order or decrees of any Governmental Body having jurisdiction over it, or (iii) breach or default (or an event which, with notice or lapse of time or both, would constitute such an event) (other than any breach of default that has been waived) in the performance of any term, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties is subject, which breach, default or violation, in the case of (ii) and (iii), individually or in the aggregate, has had, or would, if continued, reasonably be expected to have, a Material Adverse Effect.
Section 2.8
NASDAQ Listing. The Shares to be issued by Shimmick to AECOM under this Agreement have been approved for listing on the NASDAQ Global Market, subject to (i) with respect to the Initial Shares, official notice of issuance prior to the Closing Date and (ii) with respect to the Additional Shares, the Shareholder Approval and official notice of issuance prior to the Additional Shares Issuance Date.
Section 2.9
Investment Company Act. Shimmick is not, and after giving effect to the issuance of the Shares, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.
Section 2.10
Private Placement. Assuming the accuracy of the representations and warranties of AECOM contained in Article III, the issuance of the Shares by Shimmick to AECOM in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), and the Shares will be issued to AECOM in reliance on the exemption provided under Section 4(a)(2) thereof.

Section 2.11
General Solicitation. Neither Shimmick, nor any of its affiliates, nor, to the knowledge of Shimmick, any person acting on its behalf, has offered the Shares in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
Section 2.12
No Integration. Neither Shimmick, nor any of its affiliates, nor, to the knowledge of Shimmick, any person acting on its or their behalf, directly or indirectly has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of the Shares and require the issuance of the Shares to be registered under the Securities Act.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AECOM

AECOM hereby represents, warrants, and covenants to Shimmick as follows as of the date hereof and as of the Additional Share Issuance Date:

Section 3.1
Organization and Standing. AECOM is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.
Section 3.2
Authorization. This Agreement has been duly and validly authorized by AECOM, and when executed and delivered by AECOM, will be a valid and binding obligation of AECOM enforceable in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.3
Non-Contravention. The execution and delivery by AECOM of this Agreement does not and will not (i) result in any violation of any terms of its Organizational Documents; (ii) conflict with or result in a breach by AECOM of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which AECOM is a party or by which AECOM or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any Governmental Body having jurisdiction over AECOM or any of its properties or assets, except, in the case of (ii) and (iii), as would not have a material adverse effect on AECOM’s ability to consummate the transactions contemplated by this Agreement.
Section 3.4
Private Placement Representations. AECOM has such knowledge and experience in financial and business affairs that AECOM is capable of evaluating the merits and bearing the risks of an investment in the Shares. AECOM is sophisticated and knowledgeable in trading in securities of private and public companies. AECOM is an “accredited investor,” within the meaning of Rule 501 promulgated by the Commission under the Securities Act. AECOM will acquire the Shares for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. AECOM acknowledges that no representations are being made with respect to Shimmick or the Shares other than those expressly set forth herein. In making its decision to receive the Shares, AECOM has relied upon independent investigations made by it and, to the extent believed by AECOM to be appropriate, AECOM’s representatives, including AECOM’s own professional, tax and other advisors. AECOM has been advised by Shimmick that the issuance of the Shares has not been registered under the Securities Act and such issuance is being made in reliance on the exemption from registration under the Securities Act provided under Section 4(a)(2) thereunder. AECOM understands that the Shares are characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. Accordingly, AECOM represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. AECOM agrees it will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.
Section 3.5
Beneficial Ownership. As of the date of this Agreement, AECOM holds no shares of Common Stock or other securities convertible into shares of Common Stock.
ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES
Section 4.1
Legends. The Shares to be issued to AECOM shall be endorsed with a legend in substantially the form as follows:

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Section 4.2
Registration Rights.
(a)
Demand Registrations. At any time on or after December 1, 2024 (the “S-3 Eligibility Date”), AECOM shall have the right to request that Shimmick file one or more registration statements under the Securities Act registering the resale of all or any portion of the Registrable Shares held by AECOM on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”). Each request for a Shelf Registration (a “Shelf Notice”) shall specify the number of Registrable Securities requested to be registered and the intended method of distribution. As soon as practicable, and in any event within 30 days after receipt of the Shelf Notice, Shimmick shall use reasonable best efforts to file with the Commission a registration statement on Form S-3 or any similar short-form registration (a “Short-Form Registration Statement”) (or, if Shimmick is not eligible to file a Form S-3, a Form S-1 or any similar long-form registration (a “Long-Form Registration Statement”) with respect to the Registrable Shares requested to be registered under the Securities Act pursuant to the Shelf Notice (the “Shelf Registration Statement”). Shimmick shall use reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. Any such Shelf Registration Statement shall reflect the plan of distribution or method of sale provided for in the Shelf Notice. In the event any such Shelf Registration is effected on a Long-Form Registration Statement, Shimmick shall file a post-effective amendment to convert such registration statement to a Short-Form Registration Statement as soon as practicable after such time Shimmick becomes eligible to use Form S-3. In the event that the Commission does not permit Shimmick to register in any Shelf Registration Statement all of the Registrable Securities pursuant to this Section 4.2(a), Shimmick shall promptly notify AECOM, and amend such Shelf Registration Statement to register such maximum portion as permitted by the Commission. In the event of a cutback pursuant to this Section 4.2(a), the number of Registrable Securities to be registered on such Registration Statement will be reduced in accordance with that certain side letter, dated as of the date hereof, between AECOM and Shimmick (the “Side Letter”), and Shimmick will file and cause to become effective with the Commission, as promptly as allowed by the Commission, one or more Shelf Registration Statements to register for resale those Registrable Securities that were not previously registered for resale, in each case, subject to the Side Letter.
(b)
Underwritten Offerings. At any time on or after the one year anniversary of the Closing Date, AECOM shall have the option and right, exercisable by delivering written notice to Shimmick of its intention to distribute Registrable Shares by means of an underwritten offering (an “Underwritten Offering Notice”), to require Shimmick, pursuant to the terms of and subject to the limitations of this Section 4.2, to effectuate a distribution of any or all of its Registrable Shares by means of an underwritten offering (including by way of a “bought deal,” “block trade” or overnight transaction) pursuant to a new Short-Form Registration Statement (or, if Shimmick is not eligible to file a Short-Form Registration Statement, a Long-Form Registration Statement) or pursuant to an effective Shelf Registration Statement covering such Registrable Shares (a “Requested Underwritten Offering”). AECOM shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by AECOM, subject to the Shimmick’s written consent, which shall not be unreasonably withheld or delayed. AECOM shall determine the pricing of the Registrable Shares offered pursuant to such Requested Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Requested Underwritten Offering.
(c)
Requested Underwritten Offering Limitations.

(i) Beginning on the one year anniversary of the Closing Date and ending on the Outside Date (as defined below), AECOM shall be entitled to request up to three (3) Requested Underwritten Offerings per twelve (12) month period; provided, however, that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Shimmick may postpone up to one (1) such Registered Underwritten Offering if Shimmick has a bona fide intention to conduct a primary offering of Common Stock within sixty (60) days of receipt of the applicable Underwritten Offering Notice. With respect to the proviso of the immediately preceding sentence, any determination as to whether Shimmick has a bona fide intention to conduct a primary offering of Common Stock shall be in the sole discretion of the board of directors of Shimmick (with the approval of the Special Committee (as defined in the Side Letter)) (the “Board”). In the event a Requested Underwritten Offering is postponed pursuant to Section 4.2(c)(i), Shimmick shall effectuate such Requested Underwritten Offering as soon as practicable thereafter (unless such Requested Underwritten Offering is otherwise withdrawn by AECOM).

(ii) Following the Outside Date, AECOM shall be entitled to request up to one (1) Requested Underwritten Offering per twelve (12) month period.

(iii) AECOM may request Requested Underwritten Offerings in excess of the limitations set forth in clauses (i) and (ii) of this Section 4.2(c), and Shimmick shall consider, in good faith, effectuating such additional Requested Underwritten Offerings.

(d)
Company Registrations. At any time after the date hereof until the Outside Date, so long as AECOM holds Registrable Shares, Shimmick shall notify AECOM in writing at least 30 days prior to filing any registration statement under the Securities Act (including, but not limited to, registration statements relating to secondary offerings of securities of Shimmick, but for purposes of this Section 4.2(d) excluding registration statements relating to a Shelf Registration pursuant to this Agreement, any primary offering to be conduct in pursuant to an “at-the-market” sale program, a registration in which the only securities being registered or offered are debt securities, any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares) and will afford AECOM an opportunity to include in such registration statement all or any part of the Registrable Shares then held by AECOM. AECOM shall, within 10 days after receipt of the above-described notice from Shimmick, so notify Shimmick in writing of its desire to include Registrable Shares in such registration, and in such notice shall inform Shimmick of the number of Registrable Shares AECOM wishes to include in such registration statement (a “Piggyback Registration”).
(e)
Underwritten Piggyback Offerings. If Shimmick shall, at any time after the date hereof until the Outside Date, propose to conduct an underwritten offering (other than a Requested Underwritten Offering), whether or not for its own account, then Shimmick shall promptly notify AECOM of such proposal reasonably in advance of (and in any event at least five business days before) the commencement of the offering, which notice shall set forth the principal terms and conditions of the offering, including the proposed offering price or range of offering prices (if known), the anticipated filing date of the related registration statement (if applicable) and the number of securities that are proposed to be offered (the “Underwritten Offering Piggyback Notice”). The Underwritten Offering Piggyback Notice shall offer AECOM the opportunity to include in such underwritten offering (and any related registration, if applicable) the number of Registrable Securities as it may request in writing (an “Underwritten Piggyback Offering”); provided, however, that in the event that Shimmick proposes to effectuate the subject underwritten offering pursuant to an effective Shelf Registration Statement other than an automatic shelf registration statement, only Registrable Shares of AECOM which are subject to such effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering. Subject to the Side Letter, Shimmick shall use reasonable best efforts to include in each such Underwritten Piggyback Offering such Registrable Shares of AECOM for which Shimmick has received written requests for inclusion therein within three business days after the date of the Underwritten Offering

Piggyback Notice. If AECOM proposes to distribute its Registrable Shares through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting by Shimmick. For any Underwritten Piggyback Offering, Shimmick (or, subject to the Side Letter, the initial requesting holder in the event of a secondary offering) shall determine the pricing of any shares of Common Stock offered, the underwriter or underwriters and the applicable underwriting discounts and commissions and determine the timing of any such Underwritten Piggyback Offering.
(f)
Black-Out Periods.
(i)
Notwithstanding the provisions of Section 4.2, Shimmick shall be permitted (w) to postpone the filing of any Shelf Registration Statement filed pursuant to Section 4.2, (x) to suspend the effectiveness of any Shelf Registration Statement, (y) to require AECOM not to sell Registrable Securities under any Shelf Registration Statement and (z) reject (or abandon) any Requested Underwritten Offering, in each case, for up to seventy five (75) days from the date of the Suspension Event (as defined below) described in the Suspension Notice (as defined below), if any of the following events shall occur (each such circumstance a “Suspension Event”): (i) the Board determines in good faith that (A) Shimmick intends to undertake an underwritten public offering in connection with a material transaction (provided, however, that to the extent Shimmick undertakes an underwritten public offering in connection with such transaction, AECOM shall be entitled to the rights set forth in Section 4.2(e)); (B) disclosure of a material transaction that would otherwise be required to be disclosed due to such registration would have a materially adverse effect on Shimmick or its ability to consummate such a material transaction or (C) such registration or continued registration would render Shimmick unable to comply with the requirements of the Securities Act or Exchange Act; or (ii) solely in the case of foregoing clause (x) or clause (y), the Board determines in good faith after consultation with outside legal counsel for Shimmick that Shimmick is required by law, rule or regulation to supplement or amend a Shelf Registration Statement in order to ensure that it (or the prospectus contained therein) does not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Upon the occurrence of any Suspension Event, Shimmick shall use its reasonable best efforts to resolve the Suspension Event and to (i) file the applicable Shelf Registration Statement, to cause the applicable Shelf Registration Statement to become effective and/or to permit resumed use of the Shelf Registration Statement, as applicable, and (ii) offer to effectuate any previously requested Request Underwritten Offering, in each case, as soon as reasonably possible. If Shimmick exercises a suspension under this Section 4.2(f), then during the period of such suspension, Shimmick shall not engage in any transaction involving the offer, issuance, sale or purchase Shimmick equity securities (whether for the benefit of Shimmick or a third person), except (A) transactions involving the issuance or purchase of Shimmick equity securities as contemplated by employee benefit plans or employee or director arrangements and (B) in connection with a transaction described in clause (i) of this Section 4.1(f).

(ii)
Shimmick shall provide written notice (a “Suspension Notice”) to AECOM of the occurrence of any Suspension Event within three (3) calendar days after its occurrence; provided, however, that Shimmick shall not be permitted to exercise a suspension pursuant to Section 4.2(f) more than ninety (90) days in the aggregate during any twelve (12)-month period. Upon receipt of a Suspension Notice, AECOM agrees that it will (i) immediately discontinue offers and sales of Registrable Securities under the applicable Shelf Registration Statement and (ii) maintain the confidentiality of any information included in the Suspension Notice unless otherwise required by law or subpoena. AECOM may recommence effecting offers and sales of the Registrable Securities pursuant to the applicable Shelf Registration Statement following further written notice to such effect (an “End of Suspension Notice”) from AECOM, which End of Suspension Notice shall be given by Shimmick to AECOM promptly (and no later than three (3) calendar days and, in any event, during the permitted seventy five (75) day suspension period) following the conclusion of any Suspension Event and its effect. The filing of any prospectus by Shimmick relating to an underwritten offering of Common Stock shall be deemed an End of Suspension Notice.
(g)
AECOM Indemnification. To the extent permitted by applicable law, Shimmick will defend, indemnify and hold harmless AECOM, its direct and indirect equityholders, officers, managers, directors, employees, advisors and agents, any underwriter (as defined in the Securities Act) for AECOM and each person, if any, who is an “affiliate” of such person within the meaning of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), against any and claims, losses, damages, and liabilities (“Losses”) to which they may become subject under the Securities Act, the Exchange Act or other federal or state Law, insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”) except to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by AECOM and/or any such person expressly for use in connection with a registration effected under this Section 4.2: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, any documents incorporated by reference therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act or any amendments or supplements thereto or any other disclosure document produced by or on behalf of Shimmick or any of its subsidiaries, including any report and other document filed under the Exchange Act; (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading; or (iii) any Violation or alleged Violation by Shimmick or any of its subsidiaries of the Securities Act, the Exchange Act, any federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement, disclosure document or other report. Shimmick will reimburse AECOM, its direct and indirect equityholders, officers, managers, directors, employees, advisors and agents, underwriters, and affiliates for any Losses or other reasonable and documented expenses incurred by them, after a request for reimbursement has been received by Shimmick, in connection with investigating or defending any such proceeding; provided, however, that the indemnity agreement contained in this Section 4.2(g) shall not apply to amounts paid in settlement of any such Loss or proceeding if such settlement is effected without the consent of Shimmick (which consent shall not be unreasonably withheld), nor shall Shimmick be liable for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of AECOM or other aforementioned person expressly for use in connection with such registration.

This indemnity shall be in addition to any liability Shimmick may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of AECOM or any indemnified party and shall survive the transfer of such securities by AECOM or any indemnified party and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to AECOM or any indemnified party.

(h)
Shimmick Indemnification. To the extent permitted by applicable law, AECOM shall defend, indemnify and hold harmless Shimmick, each of its directors, each of its officers who have signed such registration statement, each “affiliate” of Shimmick within the meaning of the Securities Act and any underwriter against any Losses to which Shimmick or any such aforementioned person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or proceedings in respect thereto) arise out of or are based upon (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by AECOM expressly for use in connection with such registration and used by Shimmick in conformity therewith. AECOM will reimburse any Losses and other reasonable and documented expenses incurred by Shimmick or any such director, officer or controlling person of Shimmick in connection with investigating or defending any such Loss after a request for reimbursement has been received by AECOM; provided, however, that the indemnity agreement contained in this Section 4.2(h) shall not apply to amounts paid in settlement of any such Loss, claim, damage, liability or action if such settlement is effected without the consent of AECOM, which consent shall not be unreasonably withheld; provided, further, that the in no event shall the total amounts payable in indemnity by AECOM under this Section 4.2(h) in respect of any Violation exceed the net proceeds actually received by AECOM in the registered offering out of which such Violation arises.
(i)
Other Registration Rights. Subject to the Side Letter, (i) from and after the date of this Agreement until the Outside Date, Shimmick shall not enter into, and, is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to AECOM by this Section 4.2 and (ii) Shimmick shall not, prior to the Outside Date, grant any registration rights that are superior to, conflict with, or would otherwise prevent Shimmick from performing, the rights granted to AECOM hereby.
(j)
Expenses. All Registration Expenses incident to the parties’ performance of or compliance with their respective obligations under this Section 4.2 or otherwise in connection with any Demand Registration, Requested Underwritten Offering, Piggyback Registration or Underwritten Piggyback Offering (in each case, excluding any Selling Expenses) shall be borne by Shimmick, whether or not any Registrable Securities are sold pursuant to a registration statement. “Registration Expenses” shall include (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the applicable stock exchange or trading market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for company securities and of printing prospectuses if the printing of prospectuses is reasonably requested by AECOM), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors, and accountants for the Shimmick (including in respect of any comfort letters to be delivered in connection with such registration or offering), (v) Securities Act liability insurance, if Shimmick so desires such insurance, (vi) fees and expenses of all other persons retained by Shimmick in connection with the consummation of the transactions contemplated by this Section 4.2, and (vii) all expenses relating to marketing the sale of the Registrable Shares pursuant to a registration under this Section 4.2, including expenses related to conducting an “electronic road show”. In addition, Shimmick shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Section 4.2 (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Shares on the applicable stock exchange or trading market. For purposes of this Section 4.2, “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Shares and fees and disbursements of counsel for AECOM.
(k)
Further Actions; Good Faith Cooperation. Shimmick shall, at the written request of AECOM, execute and deliver all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Section 4.2. The parties hereto shall in good faith consult the other parties hereto with respect to underwritten offerings proposed to be effected.
Section 4.3
Further Actions by AECOM. AECOM shall, at the written request of Shimmick, at any time and from time to time following the date hereof and prior to the Additional Share Issuance Date execute and deliver to Shimmick all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement.
Section 4.4
Further Action by Shimmick. Shimmick shall, at the written request of AECOM, at any time and from time to time following the date hereof and prior to the Additional Share Issuance Date execute and deliver to AECOM all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement (provided, that Section 4.2(k) shall supersede this Section 4.4 in respect of the obligations of Shimmick contained in Section 4.2).
Section 4.5
Publicity. Neither Shimmick nor AECOM shall issue or cause the publication of any press release or make any other public statement, filing or announcement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other party; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 4.5 if (i) it is made in order for the disclosing party to comply with applicable laws or applicable stock exchange or Commission rules and in the reasonable judgment of the party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable laws or rules or (ii) such statements are made on customary earnings conference calls or investor presentations and are not inconsistent with statements and announcements regarding the transactions hereunder that have already been made publicly available by the parties; and provided, further that in all instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment, and each party shall use commercially reasonable efforts, consistent with such applicable law or applicable rule, to consult with the other party with respect to the text of such release, announcement, statement or comment. Notwithstanding anything in this Section 4.5 to the contrary, neither party shall be required to obtain the prior approval or notify the other party of any such release, announcement, statement or comment to the extent such information has (x) been previously disclosed in accordance with this Agreement and (y) such disclosure is consistent in all material respects with such prior disclosure.
Section 4.6
Proxy Statement and Shareholder Approval.
(a)
As promptly as practicable after the execution of this Agreement, Shimmick shall prepare and, within 7 days after the date of this Agreement, Shimmick shall file with the U.S. Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) relating to the Shimmick Stockholder Meeting (as defined below). Shimmick shall use its reasonable best efforts to cause the Preliminary Proxy Statement to be filed in definitive form (the “Definitive Proxy Statement,” and together with the Preliminary Proxy Statement, the “Proxy Statement”) with the Commission and to be mailed to its stockholders as promptly as practicable thereafter in compliance with applicable law; provided, that (i) in the event Shimmick receives notice that the SEC does not intend to review the Preliminary Proxy Statement and the SEC expressly permits, in writing, that the Definitive Proxy Statement may be filed prior to the tenth (10th) calendar day following the filing of the Preliminary Proxy Statement, the Definitive Proxy Statement shall be filed with the SEC and mailed to stockholders within one (1) business day after receipt of such notice and (ii) in the event Shimmick does not receive notice that the Commission intends to review the Preliminary Proxy Statement within 10 calendar days after the filing thereof, Shimmick shall file and mail the Definitive Proxy Statement on the 11th calendar day after the filing of the Preliminary Proxy Statement (or if such day is not a business day, the next business day immediately after such 11th calendar day). No filing of, or amendment or supplement to, or correspondence to, the Commission or its staff with respect to the Proxy Statement will be made by Shimmick without providing AECOM a reasonable opportunity to review and comment thereon. Shimmick shall use reasonable best efforts to respond promptly to and resolve any comments or requests from the Commission in connection with the Proxy Statement.
(b)
Shimmick shall take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of stockholders (the “Shimmick Stockholder Meeting”), to be held as promptly as practicable after the Definitive Proxy Statement is filed with the Commission and mailed to stockholders, but no later than the 20th business day following the first mailing of the Definitive Proxy Statement, to approve the issuance of the Shares contemplated by this Agreement in accordance with Nasdaq Stock Market Rule 5635 (the “Issuance Proposal” and the approval by stockholders thereof, the “Shareholder Approval”). Shimmick will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Rule 14a-13 promulgated under the

Exchange Act in connection therewith) for the Shimmick Stockholder Meeting. Shimmick will take all other action necessary or advisable to secure the vote or consent of the Shimmick stockholders required by its organizational documents, the rules of the Nasdaq Stock Market or applicable laws for purposes of obtaining the Shareholder Approval. Once the Shimmick Stockholder Meeting has been scheduled by Shimmick, Shimmick shall not adjourn, postpone, reschedule, or recess the meeting without the prior written consent of AECOM. Without the prior written consent of AECOM, the approval of the Issuance Proposal shall be the only matter that Shimmick shall propose to be acted on by its stockholders at the Shimmick Stockholder Meeting.
ARTICLE V

MISCELLANEOUS
Section 5.1
Prior Agreements. This Agreement, together with the Credit Agreement providing for the Loans (the “Credit Agreement”) and the Settlement and Release Agreement, embodies and contains the entire understanding and agreement between the parties pertaining to the matters described herein. There are no representations, warranties, promises or other statements upon which the parties have relied, by whatever name called, express or implied, written or oral, except as expressly set forth in this Agreement, the Credit Agreement and Settlement and Release Agreement, and each of the parties, on behalf of themselves and each of their respective Subsidiaries and Affiliates, expressly disclaim any reliance thereon. In respect of any claims arising out of this Agreement, the Credit Agreement and the Settlement and Release Agreement, the parties expressly disclaim any reliance on representations not contained within this Agreement and waive any such claims or causes of action based on fraudulent inducement.
Section 5.2
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.
Section 5.3
Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
Section 5.4
Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 5.5
Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.
Section 5.6
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile or PDF transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party. The parties shall execute this Agreement simultaneously with the Settlement Agreement and Credit Agreement.
Section 5.7
Assignment; Binding Effect. AECOM shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of Shimmick; provided, that AECOM may assign its rights under Section 4.2 without the consent of Shimmick if such assignment is to an affiliate of AECOM; provided further, that the foregoing shall not apply with respect to Section 5.8 (which is addressed in the penultimate and last sentence of this paragraph). Shimmick shall not convey, assign or otherwise transfer any of its rights and obligations under this Agreement without the express written consent of AECOM. The Goldsteen Parties (as defined below) shall not convey, assign or otherwise transfer their obligations under Section 5.8 or Section 5.9 without the express written consent of AECOM. AECOM shall not convey, assign or otherwise transfer its obligations under Section 5.8 without the express written consent of Goldsteen. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 5.8
Lock-up. Each of Mitchell B. Goldsteen (“Goldsteen”), GOHO LLC (“GOHO” and together with Goldsteen, the “Goldsteen Parties”) and AECOM (together, the “Lock-Up Parties”) hereby agree that, during the period beginning from the date hereof and continuing to and including the date that is the earlier of (i) the effective date of a Shelf Registration registering the resale of all or a portion of the Registrable Shares held by AECOM is declared effective by the Commission and (ii) the date the Initial Shares are eligible for resale under Rule 144 (the “Lock-Up Period”), the Lock-Up Parties shall not, and shall not cause or direct any of their affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock of Shimmick, or any options or warrants to purchase any shares of Common Stock of Shimmick, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of Shimmick (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation in the case of the Goldsteen Parties, any such shares or Derivative Instruments now owned or such shares or Derivative Instruments hereafter acquired by the Goldsteen Parties or their affiliates (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Lock-Up Parties or someone other than the Lock-Up Parties), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The Lock-Up Parties represent and warrant that they are not, and have not caused or directed any of their affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period. For the avoidance of doubt, the Goldsteen Parties agree that the foregoing lock-up restriction shall be equally applicable to any shares of Common Stock or Derivative Securities that the Lock-Up Parties may purchase during the Lock-Up Period. The foregoing lock-up restriction shall not restrict Transfers by (i) operation of law, such as pursuant to an order of a court or regulatory agency (for purposes of this lock-up provision, a “court or regulatory agency” means any domestic or foreign, federal, state or local government, including any political subdivision thereof, any governmental or quasi-governmental authority, department, agency or official, any court or administrative body or any national securities exchange or similar self-regulatory body or organization, in each case of competent jurisdiction), (ii) pursuant to any domestic order, (iii) upon death by will, testamentary document, or the laws of intestate succession, (iv) in connection with a change of control of Shimmick and (v) Transfers occurring after Goldsteen is no longer a director or employee of Shimmick due to a termination of his employment or removal as a director caused by (x) the Special Committee of the Board of Directors of Shimmick or a majority of the independent directors on the Board of Directors of Shimmick or (y) death or disability; provided, that in the event any Transfer occurs pursuant to any of clauses (i), (ii), (iii), and (v) of this sentence during the period between the date hereof and any Shareholder Vote (as defined below), such transferee shall agree in a written instrument with Shimmick and AECOM to be bound by the terms of this Section 5.8 and Section 5.9 of this Agreement until such Shareholder Vote is taken. The foregoing lock-up restrictions shall not restrict the Lock-Up Parties from (i) pledging, hypothecating or granting a security interest in any shares of the Lock-Up Parties’ Common Stock to one or more lending institutions as collateral or security for any loan, advance, extension of credit or similar financing activity (provided, however the Lock-Up Parties may not Transfer shares of Common Stock upon foreclosure of such shares in connection with such arrangement) and (ii) establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the Transfer of shares of Common Stock (provided that such plan does not provide for the Transfer of Common Stock during the Lock-Up Period).
Section 5.9
Agreement to Vote in Favor.

(a)
Each of the Goldsteen Parties agrees that it shall, and each of them shall cause their affiliates to, at any meeting of the stockholders of Shimmick called to present the Issuance Proposal for a vote of the stockholders (including the Shimmick Stockholder Meeting) (whether or not an adjourned or postponed meeting) (each, a “Shareholder Vote”), however called, (x) appear at such meeting or otherwise cause any shares of Common Stock beneficially owned by the Goldsteen Parties and their affiliates to be counted as present thereat for purposes of establishing a quorum and (y) vote, or cause to be voted at such meeting, all shares of Common Stock beneficially owned by the Goldsteen Parties and their affiliates (including by proxy or written consent, if applicable) (i) in favor of the Issuance Proposal and in favor of any other matter presented or proposed that is related to the Issuance Proposal, (ii) against any other proposal, transaction, agreement or other action inconsistent with or made in opposition to approval of the Issuance Proposal, and (iii) in favor of any proposal to adjourn or postpone such stockholder meeting to a later date if there are not sufficient votes to approve the Issuance Proposal.
(b)
Each of the Goldsteen Parties agrees not to take, and shall cause its affiliates and representatives not to take, any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Shareholder Vote. Any attempt to vote, consent or dissent with respect to (or otherwise to utilize the voting power of), the shares of Common Stock beneficially owned by the Goldsteen Parties or their affiliates in contravention of this Section 5.9 shall be null and void ab initio. Each of the Goldsteen Parties has not entered into or granted as of the date hereof, and agrees not to enter into or grant between the date of this Agreement and any Shareholder Vote, any voting arrangement or proxy or power of attorney with respect to the shares of Common Stock beneficially owned by them as of the date hereof.
Section 5.10
Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a wavier thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.
Section 5.11
Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 5.12
Amendment. This Agreement (other than Section 5.8 and Section 5.9) may be modified or amended only by written agreement of AECOM and Shimmick. Section 5.8 and Section 5.9 may only be modified or amended by written agreement of AECOM and the Goldsteen Parties.
Section 5.13
Notice. Any notice or communication by any party hereto to any other party hereto is duly given if in writing (i) when delivered in person, (ii) when received when mailed by first class mail, postage prepaid, (iii) when received by overnight delivery by a nationally recognized courier service, or (iv) when receipt has been acknowledged when sent via email. In each case the notice or communication should be addressed as follows:

if to Shimmick or Goldsteen:

Shimmick Corporation

530 Technology Drive
Suite 300
Irvine, California 92618
Attention: John Carpenter

Email: john.carpenter@shimmick.com

with a copy to, which shall not constitute notice to Shimmick:

King & Spalding LLP

1700 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Zachary Davis

Alan Noskow

Email: zdavis@kslaw.com

anoskow@kslaw.com

if to AECOM:

AECOM
13355 Noel Road
Dallas, Texas 75240
Attention: Will Gabrielski

AECOM
One Capifornia Plaza
300 South Grand Avenue

Los Angeles, California 90071
Attention: Manav Kumar

with a copy to, which shall not constitute notice to AECOM:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, New York 10022
Attention: Brian Schartz, P.C.

Michael Rigdon, P.C.

Atma Kabad

Each party by notice to the other party may designate additional or different addresses for subsequent notices or communications.

Section 5.14
Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in the states of New York; (c) the term “Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents; (e) the term “person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Body, or any other entity of whatever nature; (f) the term “Registrable Shares” means the Shares; provided that any such Shares shall cease to be Registrable Shares upon the earlier of (i) the transfer of such Shares pursuant to an effective registration statement and (ii) the date on which such Shares may be disposed of pursuant to Rule 144 (or any successor provision) without limitation thereunder on volume, manner of sale or availability of current public information; (g) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (h) the term “Outside Date” means the date that is seven years following the S-3 Eligibility Date.
Section 5.15
Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders; a defined term has the meaning assigned to it; an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation;” all references to Sections or Articles refer to Sections or Articles of this Agreement unless otherwise indicated; and references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

AECOM

By:

Name:

Title:

SHIMMICK CORPORATION

By:

Name:

Title:

FOR PURPOSES OF ARTICLE V ONLY:

MITCHELL B. GOLDSTEEN

Name: Mitchell B. Goldsteen

FOR PURPOSES OF ARTICLE V ONLY:

GOHO LLC

By:

Name: Mitchell B. Goldsteen

Title:

Signature Page to Share Issuance Agreement